Exhibit 99.1

Consolidated Water Files a Request for Arbitration with the International Centre for Settlement of Investment Disputes Seeking to Recover in excess of$50 Million from the Mexican Government Relating to the Company’s Cancelled Project in Rosarito, Mexico

GEORGE TOWN, Grand Cayman, Cayman Islands, February 9, 2022 ‐‐ Consolidated Water Coöperatief, U.A. (“CW Coop”), the Dutch subsidiary of Consolidated Water Co. Ltd. (NASDAQ Global Select Market: CWCO), a leading developer and operator of advanced water supply and treatment plants, has filed a Request for Arbitration with the International Centre for Settlement of Investment Disputes (“ICSID”) seeking to recover in excess of US$51 million plus MXN$137 million from the Mexican Government (with the exact amount to be quantified in the proceedings), plus fees, costs and pre‐ and post‐award interest, relating to CW Coop’s investment in a seawater desalination project in Playas de Rosarito, Mexico.

The dispute concerns investments made by CW Coop and its Mexican subsidiaries, N.S.C. Agua, S.A. de C.V. and Aguas de Rosarito, S.A.P.I. de C.V. (“AdR”), in the development of a 100 million gallon per day seawater desalination plant and accompanying pipelines in Playas de Rosarito, Baja California, Mexico (“Project”). The Project was designed to supply drinking water to a region of Mexico that continues to face water shortages.

In August 2016, AdR executed a public‐private partnership agreement (“APP Contract”) with several Mexican state entities including the State of Baja California, Mexico (“State Entities”) for the development, financing, construction and operation of the Project.

In June 2020, the State Entities terminated the APP Contract on grounds disputed by CW Coop. In August 2020, AdR submitted a request for the reimbursement of expenses and investments incurred in connection with the Project, in accordance with the APP Contract and Mexican law. AdR submitted proof of the Project investments and expenses totaling approximately US$51 million plus MXN$137 million. To date no reimbursement has been made to AdR.

“We invested almost $60 million in the Project over several years, investments that were warranted given the State Entities’ decision to award us the APP Contract and the pressing water shortage in Baja California, Mexico,” commented Rick McTaggart, CEO of Consolidated Water Co. Ltd. and Director of CW Coop. “This Project, when completed, would have secured a safe, drought‐proof water supply for the people of northwest Mexico for several decades. However, the Project was terminated by the client in June 2020 on grounds that we believe are legally unsupported. Although we are entitled to, at a minimum, reimbursement of our expenses and investments, after more than 18 months we have not been paid.”

“We will continue to vigorously pursue all legal means to obtain compensation for the benefit of our shareholders and believe that referring this dispute to ICSID is the most effective way of doing so,” concluded McTaggart.

CW Coop intends to pursue vigorously the relief sought in the arbitration, in addition to pursuing all other legal remedies and courses of action available under the operative contracts and applicable law with respect to its rights, damages, fees and expenses. The Company cannot provide any assurances that CW Coop will be able to obtain the relief sought in the arbitration, and will incur legal and other expenses related thereto that could be material to the Company’s consolidated results of operations.

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water supply and treatment plants and water distribution systems. The company operates water production facilities in the Cayman Islands, The Bahamas and the British Virgin Islands and operates water treatment facilities in the United States. The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment. For more information, visit www.cwco.com.

Cautionary Note Regarding Forward‐Looking Statements

This press release includes statements that may constitute "forward‐looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward‐looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward‐looking statements. Factors that would cause or contribute to such differences include, but are not limited to (i) continued acceptance of the company's products and services in the marketplace; (ii) changes in its relationships with the governments of the jurisdictions in which it operates; (iii) the outcome of its negotiations with the Cayman government regarding a new retail license agreement; (iv) the collection of its delinquent accounts receivable in the Bahamas; (v) the possible adverse impact of the COVID‐19 virus on the company’s business; and (vi) various other risks, as detailed in the company's periodic report filings with the Securities and Exchange Commission (“SEC”). For more information about risks and uncertainties associated with the company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the company’s SEC filings, including, but not limited to, its annual report on Form 10‐K and quarterly reports on Form 10‐Q, copies of which may be obtained by contacting the company’s Secretary at the company’s executive offices or at the “Investors – SEC Filings” page of the company’s website at http://ir.cwco.com/docs. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward‐looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

David W. Sasnett

Executive Vice President and CFO Tel (954) 509‐8200

dsasnett@cwco.com

Investor Relations Contact: Ron Both or Justin Lumley CMA

Tel (949) 432‐7566

Email Contact

Media Contact: Tim Randall CMA

Tel (949) 432‐7572

Email Contact